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                                     FORM 15

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


      Certification and Notice of Termination of Registration under Section
       12(g) of the Securities Exchange Act of 1934 or Suspension of Duty
                   to File Reports Under Sections 13 and 15(d)
                     of the Securities Exchange Act of 1934

                         Commission File Number 0-17183


                        MURRAY INCOME PROPERTIES II, LTD.
                        ---------------------------------
             (Exact name of registrant as specified in its charter)



             13615 NEUTRON ROAD, DALLAS, TEXAS 75244 (972) 991-9090
             ------------------------------------------------------
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)



                          LIMITED PARTNERSHIP INTERESTS
                          -----------------------------
            (Title of each class of securities covered by this Form)



                                      None
                                      ----
              (Titles of all other classes of securities for which
                  a duty to file reports under Section 13(a) or
                                 15(d) remains)


         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)        [X]*        Rule 12h-3(b)(1)(ii)       [ ]
         Rule 12g-4(a)(1)(ii)       [ ]         Rule 12h-3(b)(2)(i)        [ ]
         Rule 12g-4(a)(2)(i)        [ ]         Rule 12h-3(b)(2)(ii)       [ ]
         Rule 12g-4(a)(2)(ii)       [ ]         Rule 15d-6                 [ ]
         Rule 12h-3(b)(1)(i)        [X]*

         Approximate number of holders of record as of the certification or notice date: 0
            ---

* The partnership has made liquidating distributions to all holders of the Limited Partnership Interests.


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         Pursuant to the requirements of the Securities Exchange Act of 1934,
Murray Income Properties II, Ltd. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:  June 12, 2002                    MURRAY INCOME PROPERTIES II, LTD.

                                        By: Murray Realty Investors IX, Inc.,
                                             a general partner


                                            By: /s/ Mitchell Armstrong
                                               --------------------------------
                                               Mitchell Armstrong
                                               President



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